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Exhibit 10.15

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (the "Agreement") is entered into on March 3, 2005, (the "Start Date") by and between Pacific Energy Management LLC a Delaware limited liability company (the "Company"), and Douglas L. Polson, a resident of Douglas County, Colorado (the "Consultant").

        WHEREAS, the Company desires to retain the Consultant to provide certain advisory services to the Company, separate from his service as a member of the Board of Directors of the Company, all subject to and in accordance with the terms and conditions contained herein,

        NOW, THEREFORE, IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.     Term and Services. The Agreement shall commence on the Start Date and, unless sooner terminated in accordance with Section 5 below, shall continue for a one year period ending on the first anniversary of the Start Date (the "Term"). Subject to the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant during the Term to provide to the Company certain advisory services as shall be agreed between the Consultant and the Company's Chief Executive Officer from time to tune. Consultant shall provide his services hereunder for up to four days per month, on average.

        2.     Compensation. Subject to the terms and conditions set forth in this Agreement, the Company shall pay the Consultant Twelve Thousand Five Hundred Dollars ($12,500) per month for his services hereunder (the "Fee"). This fee shall be payable monthly in arrears.

        3.     Expense Reimbursement. The Company shall pay, or reimburse the Consultant for, all reasonable business expenses incurred or paid by the Consultant in the course of performing his duties hereunder, including but not limited to reasonable travel expenses, all subject to the presentation of documentation and receipts as reasonably requested by the Company.

        4.     Independent Consultant. Both the Consultant and the Company, in the performance of this Agreement, will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. The Consultant is an independent contractor of the Company and is not authorized to bind the Company to any liability or obligation.

        5.     Termination.

        (a)   The Company may terminate the Consultant's services at any time, by written notice to the Consultant delivered pursuant to Section 6, below if it has "Cause", which shall mean (i) conviction for, or the entry of a plea of nolo contendere to, any felony or any misdemeanor punishable by imprisonment, (ii) gross or repeated misconduct, gross negligence, or intentional fraud or embezzlement by the Consultant, or (iii) willful refusal by the Consultant to perform his obligations under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Consultant by the Company, such notice to state with specificity the nature of the willful refusal. Upon such termination, or upon the Consultant's death or disability, the Company shall within ten (10) business days, pay the Consultant (or his representative) all amounts described in Sections 2 and 3 above, as accrued as of the date of termination.

        (b)   The Company may terminate the Consultant's services without Cause at any time by giving thirty (30) days prior written notice to the Consultant in accordance with Section 6, below. In such event, the Company shall pay the Consultant (i) all amounts described in Sections 2 and 3 above, as accrued as of the date of termination, and (ii) an amount equal to all Fees otherwise payable for the remainder of the Term, all such payments to be made within ten (10) business days following such termination.

        (c)   The Consultant may voluntarily terminate his services at any time by giving notice to the Company in accordance with Section 6, below. In such event, the Company shall, within ten (10) business days, pay the Consultant all amounts described in Sections 2 and 3 above, as accrued as of the date of termination.

        6.     Notices.

        (a)   All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other party, or mailed by certified or registered mail (return receipt requested), or delivered by a recognized overnight courier service, as follows:

If to Company:	Pacific Energy Management LLC 5900 Cherry Ave. Long Beach, California 90805 Attn: Chief Executive Officer
If to the Consultant:	Douglas L. Polson 5273 Horseshoe Trail PO Box 349 Sedalia, Colorado 80135

        (b)   Notices delivered pursuant to Section 6(a) hereof shall be deemed given (i) at the time delivered, if personally delivered, (ii) three (3) business days after being deposited in the mail, if mailed, and (iii) one (1) business day after timely delivery to the courier, if by overnight courier service for next day delivery.

        (c)   Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 6.

        7.     Confidential Information. During and after the Term, the Consultant shall not use Or disclose any secret, confidential, and/or proprietary information, knowledge, or data relating to the Company, any of its subsidiaries or any of the other affiliates of the Company, present and future, and their respective businesses, which shall have been obtained by the Consultant during his employment by, or provision of services to, the Company, any of its subsidiaries or any of the other affiliates of the Company and which shall not be or become public knowledge (other than by acts by the Consultant or his representatives in violation of this Agreement) provided that the Consultant may, (a) while providing services hereunder to the Company, disclose such information, knowledge, or data as he in good faith deems appropriate and (b) otherwise comply with legal process, so long as Consultant gives prompt notice to the Company of any required disclosure and reasonably cooperates (without being required to incur any expense or subject himself to sanction or penalty) with the Company if the Company determines to oppose, challenge, or quash the legal process.

        8.     Miscellaneous.

        (a)   This Agreement and the Special Agreement entered into on this date by and between the Company and the Consultant contain the entire agreement and understanding concerning the subject matter hereof between the parties hereto. This Agreement and the Special Agreement constitute an integrated agreement and contain the complete understanding and agreement of the parties with respect to the subject matter they address, and supersede and replace all prior negotiations and agreements, whether written or oral, concerning such subject matter. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto to any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

        (b)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If any action is brought to enforce or interpret this Agreement, venue for the action will lie in the federal or state courts of the City and County of Denver, Colorado.

        (c)   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. The Consultant acknowledges that his services are unique and personal. Accordingly, the Consultant may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity, provided however, that payments may be made to the Executive's estate or beneficiaries as expressly set forth herein.

        (d)   The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

        (e)   The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

        (f)    Upon the reasonable request of the other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

        (g)   If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

        (h)   Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions and shall have no force or effect.

        (i)    The Executive agrees to keep this Agreement and the terms thereof confidential except for disclosures (i) required by law, (ii) reasonably necessary to the enforcement of this Agreement or (iii) to his secretary, spouse or legal, tax or financial advisors provided he has made reasonable efforts to assure that those persons shall keep the agreement and its terms confidential.

        (j)    The Consultant represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Consultant acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to its contents. The Consultant and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

Pacific Energy Management LLC
By:	/s/ IRVIN TOOLE, JR.
Name:	Irvin Toole, Jr.
Title:	President and Chief Executive Officer
/s/ DOUGLAS L. POLSON Douglas L. Polson

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CONSULTING AGREEMENT